Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers

DB Commodity Services LLC:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of our reports dated February 27, 2009, with respect to the consolidated statements of financial condition, including the consolidated schedules of investments, of PowerShares DB US Dollar Index Bullish Fund and Subsidiary and PowerShares DB US Dollar Index Bearish Fund and Subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income and expenses, changes in shareholders’ equity, and cash flows for the year ended December 31, 2008 and the period from February 15, 2007 (commencement of investment operations) to December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Reports on Form 10-K of PowerShares DB US Dollar Index Bullish Fund and Subsidiary and PowerShares DB US Dollar Index Bearish Fund and Subsidiary. We also consent to the incorporation by reference of our report dated March 31, 2009, with respect to the statements of financial condition of DB Commodity Services LLC as of December 31, 2008 and 2007, and the related statements of income and expenses, changes in member’s capital (deficit), and cash flows for each of the years in the two year period ended December 31, 2008, which report appears in the Current Report on Form 8-K of PowerShares DB US Dollar Index Bullish Fund and Subsidiary and PowerShares DB US Dollar Index Bearish Fund and Subsidiary dated April 3, 2009.

We also consent to the reference to our firm under the heading “Experts” in the above noted Registration Statement.

/s/ KPMG LLP

New York, New York

April 15, 2009